EverBank Financial Corp Announces Third Quarter 2015 Financial Results

JACKSONVILLE, FL, October 28, 2015 - EverBank Financial Corp (NYSE: EVER) announced today its financial results for the third quarter ended September 30, 2015.
"We executed on our core strategies in the quarter which resulted in strong loan and deposit growth of $1.1 billion, respectively, in addition to a reduction in our overall expense base," said Robert M. Clements, chairman and chief executive officer. "However, our third quarter financial results were influenced by a difficult market environment and some unusual items. Despite these headwinds, we expect a rebound in our earnings in the fourth quarter."
GAAP net income available to common shareholders was $27.1 million for the third quarter 2015, compared to $39.0 million for the second quarter 2015 and $41.0 million for the third quarter 2014. GAAP diluted earnings per share in the third quarter 2015 were $0.21 compared to $0.31 in the second quarter 2015 and $0.33 in the third quarter 2014. Adjusted net income available to common shareholders was $28.8 million for the third quarter 2015, compared to $43.9 million for the second quarter 2015 and $41.5 million for the third quarter 2014.1 Adjusted diluted earnings per common share in the third quarter 2015 were $0.23 compared to $0.35 in the second quarter 2015 and $0.33 in the third quarter 2014.1
"Retained originations grew 5% compared to the prior quarter to $1.9 billion, which highlights the continued success we're experiencing in our lending businesses", said W. Blake Wilson, president and chief operating officer. "We continue to focus on strategies and initiatives designed to scale the investments we've made and optimize our organization in order to continue to improve our efficiency."
Third Quarter 2015 Key Highlights

•	Total assets of $25.2 billion, an increase of 23% year over year.

•	Portfolio loans held for investment (HFI) of $20.9 billion, an increase of 26% year over year.

•	Total originations of $3.3 billion, an increase of 8% year over year. Commercial originations increased 32% year over year to $1.0 billion.

•	Total deposits of $17.6 billion, an increase of 21% year over year. Commercial deposits increased 70% year over year to $4.0 billion.

•	Net interest margin (NIM) of 2.90%.

•	Adjusted return on average equity (ROE)[1] was 6.9% for the quarter and 9.1% year to date. GAAP ROE was 6.5% and 6.3% year to date.

•	Tangible common equity per common share was $13.00 at September 30, 2015, an increase of 5% year over year.[1]

•	Adjusted non-performing assets to total assets[1] were 0.55% at September 30, 2015. Annualized net charge-offs to average total loans and leases held for investment were 0.11% for the quarter.

•	Consolidated common equity Tier 1 capital ratio of 10.2% and bank Tier 1 leverage ratio of 8.2% as of September 30, 2015.

•	Received approvals for the sale of $3.4 billion of unpaid principal balance of servicing to Nationstar Mortgage, LLC with an expected transfer date of November 1, 2015.

[1]	A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Balance Sheet
Strong Loan Growth
Total assets were $25.2 billion at September 30, 2015, an increase of $1.1 billion, or 5%, compared to the prior quarter and an increase of $4.7 billion, or 23%, year over year. The sequential increase was driven by a $963 million, or 5%, increase in portfolio loans HFI to $20.9 billion and a $153 million, or 11%, increase in portfolio loans HFS to $1.5 billion.
Loans HFI for the third quarter of 2015, as compared to the second quarter of 2015 and third quarter of 2014, were comprised of:

($ in millions)	Sep 30, 2015	Jun 30, 2015	Sep 30, 2014	% Change (Q/Q)	% Change (Y/Y)
Consumer Banking:
Residential loans	$7,365	$6,899	$6,007	7%	23%
Government insured pool buyouts	3,947	3,824	3,395	3%	16%
Total residential mortgages	11,312	10,724	9,402	5%	20%
Home equity & other	337	242	145	39%	132%
Total Consumer Banking	11,649	10,966	9,548	6%	22%

Commercial Banking:
Commercial real estate & other commercial	3,660	3,732	3,329	(2)%	10%
Mortgage warehouse finance	2,163	2,156	1,186	—%	82%
Lender finance	1,118	914	678	22%	65%
Commercial and commercial real estate	6,941	6,802	5,193	2%	34%
Equipment financing receivables	2,288	2,147	1,839	7%	24%
Total Commercial Banking	9,228	8,948	7,032	3%	31%

Total Loans HFI	$20,877	$19,914	$16,580	5%	26%

Total consumer banking loans HFI increased $683 million, or 6%, compared to the prior quarter and increased $2.1 billion, or 22%, year over year, to $11.6 billion. Total residential mortgages increased $588 million, or 5%, compared to the prior quarter to $11.3 billion driven by strong retained jumbo loan originations and continued growth in government insured pool buyout loans.
Total commercial banking loans and leases HFI increased $280 million, or 3%, compared to the prior quarter and $2.2 billion, or 31%, year over year to $9.2 billion. Lender finance increased $203 million, or 22% compared to the prior quarter, to $1.1 billion, equipment financing receivables increased $141 million, or 7%, to $2.3 billion, mortgage warehouse finance outstanding balances remained flat at $2.2 billion and commercial real estate and other commercial loans decreased $71 million, or 2%, to $3.7 billion.

Loan Origination Activities
The following table presents total organic loan and lease origination information by product type:

($ in millions)	Sep 30, 2015	Jun 30, 2015	Sep 30, 2014	% Change (Q/Q)	% Change (Y/Y)
Consumer originations
Conventional loans	$1,073	$1,259	$1,115	(15)%	(4)%
Prime jumbo loans	1,219	1,458	1,187	(16)%	3%
	2,292	2,718	2,302	(16)%	—%
Commercial originations
Commercial & commercial real estate	649	466	361	39%	80%
Equipment financing receivables	345	293	393	18%	(12)%
	994	759	754	31%	32%
Total originations	$3,287	$3,477	$3,056	(5)%	8%

Total originations were $3.3 billion for the third quarter of 2015, a decrease of 5% compared to the prior quarter and an increase of 8% year over year. Retained originations were $1.9 billion for the third quarter 2015, an increase of 5% compared to the prior quarter and 14% year over year. Year to date, retained originations were $5.4 billion, an increase of 25% year over year.
Commercial originations were $994 million for the third quarter of 2015, an increase of 31% compared to the prior quarter and 32% year over year. Consumer originations were $2.3 billion for the third quarter of 2015, a decrease of 16% compared to the prior quarter and flat year over year. Prime jumbo origination volume was $1.2 billion in the third quarter, a decrease of 16% compared to the prior quarter and an increase of 3% year over year. Residential loans sold during the quarter totaled $1.8 billion, a decrease of 23% compared to the prior quarter and 17% year over year. The mix of purchase transactions for the third quarter was 65% of total originations compared to 58% in the prior quarter.

Deposits and Other Funding
Total deposits for the third quarter ending September 30, 2015, as compared to the second quarter of 2015 and third quarter of 2014, were comprised of the following:

($ in millions)	Sep 30, 2015	Jun 30, 2015	Sep 30, 2014	% Change (Q/Q)	% Change (Y/Y)
Noninterest-bearing demand	$1,390	$1,153	$1,084	21%	28%
Interest-bearing demand	3,631	3,626	2,941	—%	23%
Savings and money market accounts, excluding market-based	5,734	5,211	5,160	10%	11%
Global market-based accounts	732	784	910	(7)%	(20)%
Time, excluding market-based	6,079	5,709	4,379	6%	39%
Total deposits	$17,566	$16,484	$14,474	7%	21%

Consumer deposits	$13,519	$13,084	$12,088	3%	12%
Commercial deposits	4,047	3,400	2,386	19%	70%
Total deposits	$17,566	$16,484	$14,474	7%	21%

Total deposits were $17.6 billion at September 30, 2015, an increase of $1.1 billion, or 7% compared to the prior quarter and an increase of $3.1 billion, or 21%, year over year. Commercial deposits were $4.0 billion, an increase of $648 million, or 19%, compared to the prior quarter and $1.7 billion, or 70%, year over year. Commercial deposits represented 23% of total deposits at quarter end, compared to 21% in the prior quarter and 16% a year ago.
Total other borrowings were $5.3 billion at September 30, 2015, compared to $5.2 billion in the prior quarter and $4.0 billion at September 30, 2014.
Capital Strength
Total shareholders' equity was $1.8 billion at September 30, 2015, flat quarter over quarter and an increase of 6% year over year. As of September 30, 2015, our consolidated common equity Tier 1 capital ratio was 10.2% and the bank’s Tier 1 leverage and total risk-based capital ratios were 8.2% and 12.7%, respectively. As a result, the bank is considered "well-capitalized" under all applicable regulatory guidelines. Our estimate of the fully phased-in Basel III consolidated common equity Tier 1 capital ratio was between 9.50% and 9.75%.
Credit Quality
Adjusted non-performing assets were 0.55% of total assets at September 30, 2015, compared to 0.44% for the prior quarter and 0.50% at September 30, 2014. Net charge-offs during the third quarter of 2015 were $5 million, an increase of $1 million compared to the prior quarter and $2 million year over year. On an annualized basis, net charge-offs were 0.11% of total average loans and leases held for investment for the quarter, compared to 0.10% for the prior quarter and 0.09% for the third quarter of 2014.
Income Statement Highlights
Revenue
Revenue for the third quarter of 2015 was $210 million, a decrease of $43 million, or 17%, from $253 million in the second quarter of 2015. Excluding the change in valuation allowance on our mortgage servicing rights (MSR) in the second and third quarters of 2015, revenue would have been $214 million in the third quarter, a decrease of 10% compared to the prior quarter.
Net Interest Income
Net interest income was $169 million for the third quarter of 2015, flat compared to the prior quarter. Average interest-earning assets increased $1.3 billion, or 6%, compared to the prior quarter driven by a $1.5 billion, or 8%, increase in average loans and leases HFI, partially offset by a $231 million, or 12%, decrease in average loans HFS. Total average interest-bearing liabilities increased $1.3 billion, or 6%, compared to the prior quarter.
Net interest margin decreased to 2.90% for the third quarter of 2015 from 3.11% in the second quarter of 2015, driven by a 0.14% decline in the interest-earning asset yield to 3.85% and a 0.04% increase in the average cost of total interest-bearing liabilities to 1.03%.
Noninterest Income
Noninterest income for the third quarter of 2015 was $41 million, a decrease of $43 million, or 51%, compared to the prior quarter driven by lower levels of net loan servicing income and gain on sale of loans. Net loan servicing income decreased $20 million compared to the prior quarter to $6 million driven by the change in valuation allowance on our MSR, which included a $4 million impairment in the third quarter compared to a $16 million recovery in the prior quarter. Excluding the impact of the valuation allowance, net loan servicing income for the third quarter would have been $10 million, flat compared to the prior quarter.
Gain on sale of loans was $18 million, a decrease of $23 million, or 56%, compared to the prior quarter, driven by lower agency funding activity, interest rate lock commitments and margins, in addition to lower levels of loans sold.
Noninterest Expense
Noninterest expense for the third quarter of 2015 was $152 million, a decrease of $26 million, or 15%, compared to the prior quarter. Salaries, commissions and employee benefits were $89 million, a decrease of $6 million, or 7%, compared to the prior quarter driven by lower commissions in the quarter and severance expense incurred in the prior quarter. General and administrative expense was $40 million, a decrease of $20 million, or 33%, compared to the prior quarter driven by lower credit-related and other expenses.

EverBank's efficiency ratio in the third quarter of 2015 was 72%, compared to 70% in the prior quarter. Excluding the impact of MSR valuation allowance recovery or impairment, transaction and other non-recurring expenses, EverBank's adjusted efficiency ratio was 71% for the third quarter compared to 65% in prior quarter.
Based on its current outlook for the full year 2016, EverBank expects total noninterest expense of $600 million.
Dividends
On October 22, 2015, the Company's Board of Directors declared a quarterly cash dividend of $0.06 per common share, payable on November 23, 2015, to stockholders of record as of November 10, 2015. Also on October 22, 2015, the Company's Board of Directors declared a quarterly cash dividend of $421.875, payable on January 5, 2016, for each share of 6.75% Series A Non-Cumulative Perpetual Preferred Stock held as of December 21, 2015.
Conference Call and Webcast
The Company will host a conference call at 8:30 a.m. Eastern Time on Wednesday, October 28, 2015 to discuss its third quarter 2015 results. The dial-in number for the conference call is 1-855-209-8214 and the international dial-in number is 1-412-542-4103. A replay will be available following completion of the call and can be accessed by dialing 1-877-344-7529, or for international callers, 1-412-317-0088. The passcode for the replay is 10073053. The replay will be available through November 5, 2015. A live webcast of the conference call will also be available on the investor relations page of the Company's website at https://about.everbank/investors.
About EverBank Financial Corp
EverBank Financial Corp, through its wholly-owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $25.2 billion in assets and $17.6 billion in deposits as of September 30, 2015. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses nationwide. EverBank provides services to clients through the internet, over the phone, through the mail, at its Florida-based financial centers and at other business offices throughout the country. More information on EverBank can be found at https://about.everbank/investors.

Investor Contact
Scott Verlander
904.623.8455
Scott.Verlander@EverBank.com

Media Contact
Michael Cosgrove
904.623.2029
Michael.Cosgrove@EverBank.com

Forward Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s asset growth and earnings, industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve; risks related to liquidity; our capital and liquidity requirements (including under regulatory capital standards, such as Basel III capital standards) and our ability to generate or raise capital; changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgages held for sale; risk of higher loan and lease charge-offs; legislative or regulatory actions affecting or concerning mortgage loan modification and refinancing and foreclosure; our ability to comply with any supervisory actions to which we are or become subject as a result of examination by our regulators; concentration of our commercial real estate loan portfolio; higher than normal delinquency and default rates; limited ability to rely on brokered deposits as a part of our funding strategy; our ability to comply with the amended consent order and the terms and conditions of our settlement of the Independent Foreclosure Review; concentration of mass-affluent clients and jumbo mortgages; hedging strategies; the effectiveness of our derivatives to manage interest rate risk; delinquencies on our equipment leases and reductions in the resale value of leased equipment; increases in loan repurchase requests and our reserves for loan repurchases; changes in currency exchange rates or other political or economic changes in certain foreign countries; loss of key personnel; fraudulent and negligent acts by loan applicants, mortgage brokers, other vendors and our employees; changes in and compliance with laws and regulations that govern our operations; failure to establish and maintain effective internal controls and procedures; effects of changes in existing U.S. government or government-sponsored mortgage programs; changes in laws and regulations that may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans; risks related to the approval and consummation of anticipated acquisitions and dispositions; risks related to the continuing integration of acquired businesses and any future acquisitions; environmental liabilities with respect to properties that we take title to upon foreclosure; and the inability of our banking subsidiary to pay dividends.
For additional factors that could materially affect our financial results, please refer to EverBank Financial Corp’s filings with the Securities and Exchange Commission, including but not limited to, the risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company undertakes no obligation to revise these statements following the date of this news release, except as required by law.

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Dollars in thousands, except per share data)

	September 30, 2015	December 31, 2014
Assets
Cash and due from banks	$64,822	$49,436
Interest-bearing deposits in banks	534,354	317,228
Total cash and cash equivalents	599,176	366,664
Investment securities:
Available for sale, at fair value	574,104	776,311
Held to maturity (fair value of $115,885 and $118,230 as of September 30, 2015 and December 31, 2014, respectively)	112,219	115,084
Other investments	240,832	196,609
Total investment securities	927,155	1,088,004
Loans held for sale (includes $1,101,341 and $728,378 carried at fair value as of September 30, 2015 and December 31, 2014, respectively)	1,483,754	973,507
Loans and leases held for investment:
Loans and leases held for investment, net of unearned income	20,877,381	17,760,253
Allowance for loan and lease losses	(71,897)	(60,846)
Total loans and leases held for investment, net	20,805,484	17,699,407
Mortgage servicing rights (MSR), net	357,550	435,619
Premises and equipment, net	52,425	56,457
Other assets	989,199	998,130
Total Assets	$25,214,743	$21,617,788
Liabilities
Deposits:
Noninterest-bearing	$1,389,644	$984,703
Interest-bearing	16,176,445	14,523,994
Total deposits	17,566,089	15,508,697
Other borrowings	5,297,000	4,004,000
Trust preferred securities and subordinated notes payable	276,103	103,750
Accounts payable and accrued liabilities	252,682	253,747
Total Liabilities	23,391,874	19,870,194
Commitments and Contingencies
Shareholders’ Equity
Series A 6.75% Non-Cumulative Perpetual Preferred Stock, $0.01 par value (liquidation preference of $25,000 per share; 10,000,000 shares authorized; 6,000 issued and outstanding at September 30, 2015 and December 31, 2014)	150,000	150,000
Common Stock, $0.01 par value (500,000,000 shares authorized; 124,954,523 and 123,679,049 issued and outstanding at September 30, 2015 and December 31, 2014, respectively)	1,250	1,237
Additional paid-in capital	873,175	851,158
Retained earnings	871,160	810,796
Accumulated other comprehensive income (loss) (AOCI)	(72,716)	(65,597)
Total Shareholders’ Equity	1,822,869	1,747,594
Total Liabilities and Shareholders’ Equity	$25,214,743	$21,617,788

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Interest Income
Interest and fees on loans and leases	$215,881	$180,913	$621,077	$509,708
Interest and dividends on investment securities	7,520	9,627	22,989	29,276
Other interest income	226	116	545	388
Total Interest Income	223,627	190,656	644,611	539,372
Interest Expense
Deposits	31,921	26,755	91,904	72,804
Other borrowings	22,866	17,565	59,404	49,197
Total Interest Expense	54,787	44,320	151,308	122,001
Net Interest Income	168,840	146,336	493,303	417,371
Provision for Loan and Lease Losses	11,131	6,735	28,063	15,929
Net Interest Income after Provision for Loan and Lease Losses	157,709	139,601	465,240	401,442
Noninterest Income
Loan servicing fee income	27,157	35,900	90,858	122,934
Amortization of mortgage servicing rights	(16,760)	(19,572)	(56,065)	(59,170)
Recovery (impairment) of mortgage servicing rights	(4,450)	3,071	(32,075)	8,012
Net loan servicing income (loss)	5,947	19,399	2,718	71,776
Gain on sale of loans	18,037	47,920	101,248	129,474
Loan production revenue	5,861	5,783	17,443	15,709
Deposit fee income	3,844	3,828	10,946	11,696
Other lease income	3,714	3,910	9,876	12,621
Other	3,792	7,374	15,299	20,790
Total Noninterest Income	41,195	88,214	157,530	262,066
Noninterest Expense
Salaries, commissions and other employee benefits expense	89,369	90,781	277,124	283,734
Equipment expense	15,576	16,623	46,879	52,616
Occupancy expense	6,679	7,209	19,691	23,166
General and administrative expense	39,882	43,140	141,822	126,769
Total Noninterest Expense	151,506	157,753	485,516	486,285
Income before Provision for Income Taxes	47,398	70,062	137,254	177,223
Provision for Income Taxes	17,815	26,543	51,874	67,162
Net Income	$29,583	$43,519	$85,380	$110,061
Less: Net Income Allocated to Preferred Stock	(2,532)	(2,532)	(7,594)	(7,594)
Net Income Allocated to Common Shareholders	$27,051	$40,987	$77,786	$102,467
Basic Earnings Per Common Share	$0.22	$0.33	$0.63	$0.83
Diluted Earnings Per Common Share	$0.21	$0.33	$0.61	$0.82
Dividends Declared Per Common Share	$0.06	$0.04	$0.14	$0.10

Non-GAAP Financial Measures
This press release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Efficiency Ratio, Adjusted Return on Equity, Tangible Shareholders’ Equity, Tangible Common Shareholders' Equity, Tangible Common Equity Per Common Share, Tangible Assets and Adjusted Non-Performing Asset Ratio are non-GAAP financial measures. The Company’s management uses these measures to evaluate the underlying performance and efficiency of its operations. The Company’s management believes these non-GAAP measures provide meaningful additional information about the operating performance of the Company’s business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods because these non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook. In addition, the Company’s management believes that certain of these non-GAAP measures represent a consistent benchmark against which to evaluate the Company’s growth, profitability and capital position. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance, and not as a substitute for, the Company’s reported results. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.
In the tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated:

EverBank Financial Corp and Subsidiaries

Adjusted Net Income
	Three Months Ended
(dollars in thousands, except per share data)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Net income	$29,583	$41,567	$14,230	$38,021	$43,519
Transaction expense and non-recurring regulatory related expense, net of tax	(784)	3,745	1,498	2,502	2,201
Increase (decrease) in Bank of Florida non-accretable discount, net of tax	(51)	159	(967)	(205)	198
MSR impairment (recovery), net of tax	2,758	(9,751)	26,879	—	(1,904)
Restructuring cost, net of tax	(222)	10,667	—	(164)	—
Adjusted net income	$31,284	$46,387	$41,640	$40,154	$44,014
Adjusted net income allocated to preferred stock	2,532	2,531	2,531	2,531	2,532
Adjusted net income allocated to common shareholders	$28,752	$43,856	$39,109	$37,623	$41,482
Adjusted net earnings per common share, basic	$0.23	$0.35	$0.32	$0.31	$0.34
Adjusted net earnings per common share, diluted	$0.23	$0.35	$0.31	$0.30	$0.33
Weighted average common shares outstanding:
(units in thousands)
Basic	124,823	124,348	123,939	123,278	122,950
Diluted	127,099	126,523	126,037	125,646	125,473

Adjusted Efficiency Ratio
	Three Months Ended
(dollars in thousands)	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014
Net interest income	$168,840	$169,025	$155,438	$147,436	$146,336
Noninterest income	41,195	83,814	32,521	75,173	88,214
Total revenue	210,035	252,839	187,959	222,609	234,550
Adjustment items (pre-tax):
MSR impairment (recovery)	4,450	(15,727)	43,352	—	(3,070)
Restructuring cost	—	96	—	(465)	—
Adjusted total revenue	$214,485	$237,208	$231,311	$222,144	$231,480

Noninterest expense	$151,506	$177,968	$156,042	$152,657	$157,753
Adjustment items (pre-tax):
Transaction expense and non-recurring regulatory related expense	1,264	(6,041)	(2,417)	(4,035)	(3,550)
Restructuring cost	360	(17,108)	—	(200)	—
Adjusted noninterest expense	$153,130	$154,819	$153,625	$148,422	$154,203

GAAP efficiency ratio	72%	70%	83%	69%	67%
Adjusted efficiency ratio	71%	65%	66%	67%	67%

EverBank Financial Corp and Subsidiaries

Regulatory Capital(1) (bank level)
(dollars in thousands)			September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Shareholders’ equity			$2,002,848	$2,000,597	$1,793,270	$1,789,398	$1,769,205
Less:	Goodwill and other intangibles		(47,198)	(47,253)	(47,442)	(49,589)	(49,957)
	Disallowed servicing asset		(26,699)	(31,625)	(46,302)	(32,054)	(23,524)
	Disallowed deferred tax asset		—	—	(659)	—	—
Add:	Accumulated losses on securities and cash flow hedges		71,202	47,179	68,225	64,002	49,516
Tier 1 capital		(A)	2,000,153	1,968,898	1,767,092	1,771,757	1,745,240
Add:	Allowance for loan and lease losses		72,653	67,196	62,846	60,846	57,245
Total regulatory capital		(B)	$2,072,806	$2,036,094	$1,829,938	$1,832,603	$1,802,485

Adjusted total assets		(C)	$24,428,171	$23,000,873	$21,732,119	$21,592,849	$20,480,723
Risk-weighted assets		(D)	16,336,138	15,464,920	14,822,821	13,658,685	12,869,352

Tier 1 leverage ratio		(A)/(C)	8.2%	8.6%	8.1%	8.2%	8.5%
Tier 1 risk-based capital ratio		(A)/(D)	12.2%	12.7%	11.9%	13.0%	13.6%
Total risk-based capital ratio		(B)/(D)	12.7%	13.2%	12.3%	13.4%	14.0%

(1) Calculated under Basel III for periods beginning March 31, 2015. Calculated under Basel I for periods through December 31, 2014.

Regulatory Capital(1) (EFC consolidated)
(dollars in thousands)			Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014
Shareholders’ equity			$1,822,869	$1,819,821	$1,757,812	$1,747,594	$1,721,023
Less:	Preferred stock		(150,000)	(150,000)	(150,000)	(150,000)	(150,000)
	Goodwill and other intangibles		(47,198)	(47,253)	(47,310)	(49,589)	(49,957)
	Disallowed servicing asset		(39,838)	(44,798)	(53,648)	(32,054)	(23,524)
	Disallowed deferred tax asset		—	—	(634)	—	—
Add:	Accumulated losses on securities and cash flow hedges		72,716	48,659	69,893	65,597	51,108
Common tier 1 capital		(E)	1,658,549	1,626,429	1,576,113	1,581,548	1,548,650
Add:	Preferred stock		150,000	150,000	150,000	150,000	150,000
Add:	Additional tier 1 capital (trust preferred securities)		103,750	103,750	103,750	103,750	103,750
Tier 1 capital		(F)	1,912,299	1,880,179	1,829,863	1,835,298	1,802,400
Add:	Subordinated notes payable		172,353	172,702	—	—	—
Add:	Allowance for loan and lease losses		72,653	67,196	62,846	60,846	57,245
Total regulatory capital		(G)	$2,157,305	$2,120,077	$1,892,709	$1,896,144	$1,859,645

Adjusted total assets		(H)	$24,429,012	$22,997,941	$21,738,727	$21,601,742	$20,487,969
Risk-weighted assets		(I)	16,327,166	15,454,736	14,819,123	13,665,981	12,875,007

Common equity tier 1 ratio		(E)/(I)	10.2%	10.5%	10.6%	11.6%	12.0%
Tier 1 leverage ratio		(F)/(H)	7.8%	8.2%	8.4%	8.5%	8.8%
Tier 1 risk-based capital ratio		(F)/(I)	11.7%	12.2%	12.3%	13.4%	14.0%
Total risk-based capital ratio		(G)/(I)	13.2%	13.7%	12.8%	13.9%	14.4%

(1) Calculated under Basel III for periods beginning March 31, 2015. Calculated under Basel I for periods through December 31, 2014.

EverBank Financial Corp and Subsidiaries

Tangible Equity, Tangible Common Equity, Tangible Common Equity Per Common Share and Tangible Assets
(dollars in thousands except share and per share amounts)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Shareholders’ equity	$1,822,869	$1,819,821	$1,757,812	$1,747,594	$1,721,023
Less:
Goodwill	46,859	46,859	46,859	46,859	46,859
Intangible assets	2,124	2,651	3,178	3,705	4,232
Tangible equity	1,773,886	1,770,311	1,707,775	1,697,030	1,669,932
Less:
Perpetual preferred stock	150,000	150,000	150,000	150,000	150,000
Tangible common equity	$1,623,886	$1,620,311	$1,557,775	$1,547,030	$1,519,932

Common shares outstanding at period end	124,954,523	124,611,940	124,133,375	123,679,049	122,994,480
Book value per common share	$13.39	$13.40	$12.95	$12.92	$12.77
Tangible common equity per common share	13.00	13.00	12.55	12.51	12.36

Total assets	$25,214,743	$24,120,491	$23,347,219	$21,617,788	$20,510,342
Less:
Goodwill	46,859	46,859	46,859	46,859	46,859
Intangible assets	2,124	2,651	3,178	3,705	4,232
Tangible assets	$25,165,760	$24,070,981	$23,297,182	$21,567,224	$20,459,251

Non-Performing Assets(1)
(dollars in thousands)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Non-accrual loans and leases:
Consumer Banking:
Residential mortgages	$27,322	$26,500	$24,840	$24,576	$23,067
Home equity lines	4,186	2,169	2,191	2,363	2,152
Other consumer and credit card	5	—	29	38	31
Commercial Banking:
Commercial and commercial real estate	78,801	48,082	37,025	41,140	46,819
Equipment financing receivables	13,661	12,417	10,775	8,866	6,803
Total non-accrual loans and leases	123,975	89,168	74,860	76,983	78,872
Accruing loans 90 days or more past due	—	—	—	—	—
Total non-performing loans (NPL)	123,975	89,168	74,860	76,983	78,872
Other real estate owned (OREO)	15,491	16,826	17,588	22,509	24,501
Total non-performing assets (NPA)	139,466	105,994	92,448	99,492	103,373
Troubled debt restructurings (TDR) less than 90 days past due	16,558	14,693	15,251	13,634	16,547
Total NPA and TDR(1)	$156,024	$120,687	$107,699	$113,126	$119,920

Total NPA and TDR	$156,024	$120,687	$107,699	$113,126	$119,920
Government insured 90 days or more past due still accruing	2,814,506	2,901,184	2,662,619	2,646,415	2,632,744
Loans accounted for under ASC 310-30:
90 days or more past due	4,871	4,571	5,165	8,448	10,519
Total regulatory NPA and TDR	$2,975,401	$3,026,442	$2,775,483	$2,767,989	$2,763,183
Adjusted credit quality ratios excluding government insured loans and loans accounted for under ASC 310-30: (1)
NPL to total loans	0.56%	0.42%	0.37%	0.41%	0.45%
NPA to total assets	0.55%	0.44%	0.40%	0.46%	0.50%
NPA and TDR to total assets	0.62%	0.50%	0.46%	0.52%	0.58%
Credit quality ratios including government insured loans and loans accounted for under ASC 310-30:
NPL to total loans	13.21%	14.14%	13.49%	14.63%	15.65%
NPA to total assets	11.73%	12.49%	11.82%	12.74%	13.39%
NPA and TDR to total assets	11.80%	12.55%	11.89%	12.80%	13.47%

(1)
We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government insured pool buyout loans for which payment is insured by the government. We also exclude loans and foreclosed property accounted for under ASC 310-30 because we expect to fully collect the carrying value of such loans and foreclosed property.